EXHIBIT 99.1
NEWS FOR IMMEDIATE RELEASE
November 2, 2004	For Further Information Contact:
Paul M. Limbert
President & CEO (304) 234-9000

Nasdaq Trading Symbol: WSBC

WesBanco Announces the Election of Dennis G. Powell
as Executive Vice President and Chief Operating Officer

Wheeling, WV. Paul M. Limbert, President & CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced that the WesBanco and WesBanco Bank, Inc. Boards of Directors recently elected Dennis G. Powell as Executive Vice President & Chief Operating Officer of the holding company and the bank. Mr. Powell began his employment with WesBanco on November 1, 2004.

Mr. Powell comes to WesBanco from UMB Financial Corporation, Kansas City, Missouri, where he served as Executive Vice President / Director of Consumer Services for the $7 billion banking and financial services company. At UMB, Mr. Powell was responsible for retail division, including ATMs, sales, service, consumer loans, brokerage, insurance and other retail products. Prior to joining UMB, he was associated with Bank One Corporation where he served as Senior Vice President - Retail Group from 1996 to 2000 and as President & CEO of Bank One, Richmond, Indiana from 1990 to 1996. While with Bank One, Mr. Powell served on the Boards of Directors of Bank One Mortgage Corporation and Bank One Insurance Corporation.

Mr. Powell is a 1980 graduate of Indiana University where he received a B.S. in Business / Economics. He is a graduate of the Stonier Graduate School of Banking at the University of Delaware and the National Commercial Lending School at the University of Oklahoma.

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WesBanco Elects Powell
page two

WesBanco, Inc. is a $3.9 billion multi-state bank holding company headquartered in Wheeling, West Virginia. Founded in 1870, WesBanco provides innovative retail, commercial, trust, investment and insurance products and services. WesBanco also offers retail and commercial financial services online at www.wesbanco.com and www.wesmark.funds.com and through WesBancoLine, its 24-hour telephone banking service. WesBanco operates through 80 banking offices, two loan production offices and 121 ATMs in West Virginia, central and eastern Ohio and western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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